Exhibit 99.1

Centiv Receives Notification from Nasdaq Regarding Minimum Bid Price Listing Requirement

Wednesday December 31, 2:00 pm ET

VERNON HILLS, Ill.—(BUSINESS WIRE)—Dec. 31, 2003—Centiv, Inc. (NASDAQ: CNTV - News), announced today that the Company received notification from Nasdaq that for 30 consecutive trading days, the Company’s common stock closed below the minimum closing bid price of $1.00 per share requirement for continued listing on the Nasdaq SmallCap Market. To return to compliance, the bid price of the Company’s common stock must close at or above $1.00 per share for at least 10 consecutive trading days by June 28, 2004. Failure to achieve compliance may result in the Company’s common stock ceasing to be listed on the Nasdaq SmallCap Market.

The Centiv Board of Directors is evaluating various alternatives to address this issue.

About Centiv®

Centiv, Inc. (NASDAQ: CNTV - News), headquartered in Vernon Hills, IL, offers solutions for helping its clients efficiently and effectively manage their temporary point-of-purchase signage processes. Using Centiv’s Web-based system, Clients gain market flexibility while greatly increasing the effectiveness of their P-O-P spending. Centiv is a registered trademark in the U.S. Patent and Trademark Office. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061. Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words “may”, “would”, “could”, “will”, “increase”, “expect”, “implement”, “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Contact:

Centiv, Inc.

Tom Mason, 847-876-8304

tmason@centiv.com

Source: Centiv, Inc.

CH01/12327708.1